FILE PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-42083
                                                      REGISTRATION NO. 333-51197

SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 9, 1998

                           [EAGLE BANCORP, INC. LOGO]

                          1,650,000 SHARES COMMON STOCK
                                ($.01 par value)
                                $10.00 per share

         This Supplement to Prospectus (the "Supplement") of Eagle Bancorp, Inc., a proposed bank holding company organized under the laws of the State of Maryland (the "Company"), is being sent to subscribers in the Company's offering (the "Offering") of shares of its common stock, $.01 par value per share (the "Common Stock") at an offering price of $10.00 per share, pursuant to its prospectus dated February 9, 1998 (the "Prospectus"), and amends and supplements the information provided in the Prospectus. To the extent a statement contained herein modifies or supersedes a statement in the Prospectus, the Prospectus is hereby deemed to be modified or superseded, and such statement in the Prospectus shall not be deemed to constitute a part of the Prospectus as amended by this Supplement.

     This Supplement is being issued to reflect the extension of the Offering to June 9, 1998 (subject to further extension) as described herein, the increase in the aggregate number of Shares being offered for sale in the Offering by 270,000, from 1,380,000 to 1,650,000, to provide certain information regarding certain members of the organizing group of the Company and/or Bank and other information which has developed since the date of the Prospectus, and to offer subscribers the right to rescind their subscriptions.

         Capitalized terms used but not defined herein which are defined in the Prospectus have the meanings ascribed to them in the Prospectus. If any person receiving this Supplement has not received a copy of the Prospectus, or wishes to receive another copy, that person should contact Ronald D. Paul, President of the Company, by mail at the Company's executive offices, 8101 Glenbrook Road, Bethesda, Maryland 20814, or by telephone at (301) 986-1800, the Company's new telephone number.

                               ------------------

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE MARYLAND DEPARTMENT OF FINANCIAL REGULATION OR ANY OTHER FEDERAL OR STATE SECURITIES OR BANK REGULATORY AGENCY, NOR HAVE ANY OF THE FOREGOING PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF THE COMPANY'S PROPOSED BANKING SUBSIDIARY, AND ARE NOT, AND WILL NOT BE, INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                -----------------

                  The date of this Supplement is May 13, 1998.

FDIC APPROVAL

     On April 14, 1998, the Federal Deposit Insurance Corporation approved the Bank's application for deposit insurance.

EXTENSION OF THE OFFERING AND INCREASE IN THE NUMBER OF SHARES

     In  accordance  with the  provisions  of the  Prospectus,  the  Company has elected to extend the Offering period from the original April 10, 1998 termination date. The Offering will expire on Tuesday, June 9, 1998, at 5:00 P.M., eastern time, provided, however, that the Company reserves the right to further extend the Offering for up to an additional thirty days, to July 9, 1998, in the sole discretion of the Board of Directors.

     The Company has also elected to increase the maximum number of Shares subject to the Offering, including the Shares subject to the Oversubscription Allotment, from 1,380,000 to 1,650,000. If all of the increased number of shares are sold, the gross proceeds of the Offering will be $16,500,000. The increase in the number of Shares is a result of the substantial level of interest in the Offering, and the Company's desire to accommodate as many subscribers as possible. As of April 10, 1998, the original Termination Date, and as of May 8, 1998, the Company had received acceptable subscriptions for $15,057,290 and $15,612,790, respectively. The Company plans to use the additional proceeds of the Offering for the same purposes, i.e., capital contributions to the Bank, payment of pre-opening and organizational expenses, to provide working capital for expansion, to fund lending activities and for general corporate purposes (including the investment of all or a portion of the working capital funds in interest-bearing certificates of deposit or other deposits with the Bank or other types of securities, such as government bonds). The Company may engage in non-banking activities permissible for bank holding companies, including but not limited to venture capital and mortgage banking activities.

     Set forth below is a tabular presentation reflecting the anticipated allocation of the net proceeds of the Offering, after deducting estimated expenses of the Offering of $110,000. The presentation assumes the sale of 1,650,000 Shares, the payment of all pre-opening and organizational costs (other than Bank premises and equipment expense) by the Company, and the contribution of $7,750,000 of the proceeds of the Offering to the Bank. The anticipated contribution to the Bank's capital has been increased to reflect anticipated increases in the estimated Bank premises expense. Pre-opening expenses will initially have been funded by organizer advances, which will be repaid from the proceeds of this Offering. The presentation assumes the direct payment of all such expenses (other than Bank premises and equipment expense) by the Company.

                                              ----------------------------------
                                                  Amount        % of Proceeds(1)
                                              ----------------------------------
THE COMPANY:

  Net Proceeds                                  $ 16,390,000             100%
  Purchase of Stock of Bank/
    Capital Contributions                          7,750,000           47.28%
  Salary(2)(3)                                       230,000            1.40%
  Other pre-opening expense(3)(4)                    150,000             .91%
  Interest on organizer advances(5)                   16,496             .10%
  Working Capital                               $  8,243,504           50.29%

THE BANK

  Proceeds of Capital Contributions By
     Company                                       7,750,000           47.28%
  Premises and equipment expense(3)(6)             1,490,000            9.09%
  Working Capital                                  6,260,000           38.19%

(1) Represents, in case of the Bank, percentage of total net proceeds of Offering. The Company reserves the right to not contribute to the Bank any portion of the proceeds of the Offering in excess of $7,750,000.

(footnotes continued on next page)

(footnotes continued from prior page)

(2) Represents pre-opening salary and benefits for President and Executive Vice President of Bank.

(3) All or a portion of such items will be initially funded by organizer advances. These organizer advances, with interest at the prime rate, adjusted monthly, will be repaid from the proceeds of the Offering. Organizer advances amounted to $130,000 at December 31, 1997 and $470,000 at March 31, 1998. On April 6, 1998 $220,000 principal amount of organizer advances were converted into stock subscriptions and ceased accruing interest.

(4) Includes application costs and legal expense not related to the Offering, and office expense for pre-opening period.

(5) Represents $3,038 interest on organizer advances at a rate of 8.5% for the period December 1, 1997 to March 31, 1998, and interest at a rate of 8.5% on $475,000 in organizer advances for the period April 1, 1998 to July 31, 1998.

(6) Represents costs incurred in outfitting main offices of Bank and two branches. As a result of unexpected delays in construction and revision of cost estimates, the expenses to be incurred in outfitting the Bank's offices are anticipated to be higher than originally estimated.

                     PRO FORMA CAPITALIZATION OF THE COMPANY

     The following table sets forth the pro forma consolidated capitalization of the Company at March 31, 1998, after giving effect to the receipt of the estimated net proceeds of (i) the sale of the all of the Shares offered hereby, and (ii) pre-opening expenses (other than premises and equipment expenses for the Bank, but including expenses of the Offering) of $506,496, and based upon the assumptions set forth herein.

                                                                      March 31, 1998
                                                      ------------------------------------------------
                                                            Actual                    Pro Forma
                                                      -------------------       ----------------------
Stockholders' equity:

  Common Stock, $.01 par value; shares authorized,
   5,000,000; shares outstanding, 1,650,000 pro forma       $          0                $      16,500

  Preferred Stock, $.01 par value; shares authorized,
   1,000,000; shares outstanding, 0 pro forma                          0                            0

  Capital surplus                                                      0                   16,374,000

  Retained earnings (deficit)                                  (267,558)                    (396,496)
                                                      -------------------       ----------------------
Total stockholders' equity (deficit)                        $  (267,558)                 $ 15,993,504
                                                      ===================       ======================
Book value per share of common stock(1)                              N/A           $             9.69
                                                      ===================       ======================

(1) Book value per share of common stock is determined by dividing the Company's pro forma total consolidated equities at March 31, 1998 by 1,650,000 shares issued and outstanding.

     The Company expects that it may withdraw from escrow up to $500,000 of funds representing a portion of the subscription funds of the organizing directors of the Company, and issue shares of Common Stock to the directors in respect of their subscriptions, prior to the time it withdraws funds from escrow with respect to any other subscriptions. The funds of the directors would then be irrevocably invested in the Company Common Stock. The purpose of withdrawing the directors' funds from escrow would be to help fund the costs of construction of the Bank's offices.

DESCRIPTION OF PROPERTIES

     The Company has entered into leases with respect to three properties to be utilized as the main office and branches of the Bank and the executive offices of the Bank and Company. The main office of the Bank and the executive offices of the Company and Bank are to be located in a 12,000 square foot, two story, brick building with full basement, at 7815 Woodmont Avenue, Bethesda, Maryland. The lease is for a ten year initial term with two five year renewal options, at an annual initial base rent of $142,500, subject to annual percentage increase. The Company has undertaken to perform certain renovations and improvements to the property. The Rockville branch will be located at 110 North Washington
Street, Rockville, Maryland. The space consists of 2,500 square feet in the first floor of a multi-story office building in the downtown Rockville business district. The lease is for a five year initial term, with one five year renewal option, at an initial annual base rent of $34,992, subject to annual percentage increase. The Silver Spring branch is located at 8677 Georgia Avenue, Silver Spring, Maryland. The lease is for a five year initial term, with one five year renewal option at an annual initial base rent of $53,084, subject to annual percentage increase. The space is located in the first floor of a multi-story office building in the Silver Spring business district. Each of the leases also requires the Company to pay its proportional share of building expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS

     As of the date hereof, neither the Company nor the Bank has commenced operations or engaged in any activities except those related to the organization of the Company and the Bank and raising capital in this Offering. As such it is classified as a development stage company. Such limited activities have been financed solely by advances, in the amount of $470,000 as of March 31, 1998 ($130,000 as of December 31, 1997), by certain organizers of the Company. One organizer has obtained a $350,000 line of credit from an unaffiliated bank, of which $225,000 has been drawn, for purposes of financing additional advances. All advances will be repaid from the proceeds of the Offering with interest at the prime rate, adjusted monthly. If the Offering is not completed, no other person or entity is obligated to repay the aggregate advances to the organizers. This temporary funding source is expected to be sufficient to meet the Company's needs until the sale of Shares pursuant to the Offering is completed.

     It is anticipated that the Bank will incur approximately $1,490,000 in expenses in leasehold improvements for its three planned offices and in furniture, fixtures and equipment for such offices, including vaults, teller equipment, computer work stations, furniture for the branch lobbies and administrative offices, ATM units and other equipment. The Bank will contract its data processing requirements to an outside vendor. The Company had two full time employees at March 31, 1998, and expects to have twenty five employees at the Bank level after all three planned branches have opened.

     The Company believes that the proceeds of the Offering, $16,500,000 if the maximum number of Shares are sold (without deduction for $110,000 estimated expenses of the Offering), will be sufficient to fund the expenses of establishing and opening the Bank and to fund the Bank's and Company's operations for at least twelve months after the Offering. The Company does not anticipate a need to raise additional capital during that period.

     At March 31, 1998, the Company had total assets of $10,162,683, $9,934,300 of which represented escrowed funds in respect of subscriptions for Common Stock in the Offering, as compared to assets of $11,046 at December 31, 1997. The Company reported a net loss of $105,355 for the three months ended March 31, 1998, and a net loss of $162,203 for the period from inception to December 31, 1997, resulting in each case from accrued expenses relating to the organization of the Company and the Bank, principally legal expenses, filing fees and pre-opening salaries. The Company reported income of $23,446 during the three months ended March 31, 1998, representing interest on escrowed common stock subscription funds.

DIRECTORS AND EXECUTIVE OFFICERS - RECENT EVENTS

     On April 22, 1998, Dudley C. Dworken resigned from his position as a director of the Company and the Bank. The Board of Directors has indicated that it does not plan to appoint another person to fill the vacancies in the Company and Bank boards at this time. Mr. Dworken has indicated his intention not to rescind his subscription for Shares in the Offering.

     The Company has also been informed by Thomas D. Murphy, the proposed Executive Vice President--Chief Operating Officer of the Bank, that the Commission is investigating whether Mr. Murphy made misstatements to the press in late 1995 and early 1996 regarding the status of merger discussions of Allegiance Banc Corporation ("Allegiance") prior to its Acquisition. The Company understands the Commission is also investigating the actions of Allegiance in respect of Mr. Murphy's statements. There can be no assurance that the scope of the Commission's investigation will not be expanded.

     Mr. Murphy has been informed by the Commission that it intends to recommend an enforcement action against him with regard to matter in question. Although counsel for Mr. Murphy have advised the Company that they believe that Mr. Murphy has substantial defenses against the allegations, there is no assurance that he will avoid becoming the subject of civil penalties or other sanctions. The Company cannot predict what effect, if any, this investigation or any resulting charges or other proceedings may ultimately have on the ability of Mr. Murphy to serve with the Bank and the Company, or on the timing of the receipt by the Company and the Bank of all necessary regulatory approvals.

     The Company is not privy to the correspondence relating to the foregoing investigations, and in making this disclosure has relied on information provided to the Company by Mr. Murphy and his counsel.

RIGHT TO RESCIND SUBSCRIPTIONS AND OBTAIN A REFUND

     Each Subscriber is hereby being granted the opportunity to terminate his or her subscription and to obtain a refund of all funds heretofore paid by such subscriber pursuant to a Subscription Agreement. In order to terminate a subscription, a Subscriber must deliver written notice of his or her election to terminate such subscriber's subscription, NO LATER THAN 5:00 P.M., EASTERN TIME, ON MAY 31, 1998 (17 calendar days after mailing) to the following address:

                  Koonce Securities, Inc. (Eagle Bancorp, Inc.)
                             6550 Rock Spring Drive
                                    Suite 600
                            Bethesda, Maryland 20817

     In order to be effective, written notice of rescission must be actually received at such address on or before May 31, 1998. Subscriptions may be terminated only in whole, and not in part. Subscribers who terminate their subscriptions will not be entitled to receive interest on their funds held in escrow, except as otherwise provided in the Prospectus under the caption "THE OFFERING -- Escrow Account; Release of Funds."

     After May 31, 1998, consistent with the provisions of the original terms of the Offering, Subscribers will not be able to obtain a refund of their funds during the Offering period. (See "THE OFFERING --Acceptance and Refunding of Subscriptions.")

                          INDEX TO FINANCIAL STATEMENTS
       AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1997

Independent Auditor's Report...............................................  F-1

Audited Balance Sheet of the Company at December 31, 1997..................  F-2

Audited Statement of Operations............................................  F-3

Audited Statement of Changes in Stockholders' Deficit......................  F-4

Audited Statement of Cash Flows............................................  F-5

Notes to Audited Financial Statements......................................  F-6

UNAUDITED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1998

Unaudited Balance Sheet of the Company at March 31, 1998...................  F-8

Unaudited Statement of Operations..........................................  F-9

Unaudited Statement of Changes in Stockholders' Deficit.................... F-10

Unaudited Statement of Cash Flows.......................................... F-11

Notes to Unaudited Financial Statements.................................... F-12

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Eagle Bancorp, Inc.
Bethesda, Maryland

     We have audited the accompanying balance sheet of Eagle Bancorp, Inc. (a Development Stage Company) as of December 31, 1997, and the related statements of operations, changes in stockholders' deficit and cash flows for the period October 28, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Eagle Bancorp, Inc. (a Development Stage Company) as of December 31, 1997 and the results of operations and cash flows for the period October 28, 1997 (date of inception) to December 31, 1997 in conformity with generally accepted accounting principles.

                                                           /s/ STEGMAN & COMPANY

Baltimore, Maryland
April 14, 1998

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                DECEMBER 31, 1997

                                     ASSETS

Cash and cash equivalents                                            $   7,214

Equipment - net                                                          3,832
                                                                    ----------


      TOTAL ASSETS                                                    $ 11,046
                                                                      ========


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES:

  Accounts payable and accrued expenses                             $   43,249
  Payable to organizers                                                130,000
                                                                    ----------

      Total liabilities                                                173,249

STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par, 5,000,000 shares
    authorized, no shares issued and outstanding                         -
  Preferred stock, $.01 par, 1,000,000 shares
    authorized, no shares issued and outstanding                         -
  Surplus                                                                -
  Deficit                                                             (162,203)
                                                                    ----------

      Total stockholders' deficit                                     (162,203)

      TOTAL LIABILITIES AND STOCKHOLDERS'
        DEFICIT                                                      $  11,046
                                                                     =========
                                      F-2

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
                      FOR THE PERIOD FROM OCTOBER 28, 1997
                    (DATE OF INCEPTION) TO DECEMBER 31, 1997

REVENUES                                                    $         -
                                                            -----------

EXPENSES:

  Depreciation                                                      348
  Filing fees                                                    18,354
  Interest                                                        1,056
  Legal                                                          77,892
  Payroll taxes and employee benefits                             6,358
  Salaries                                                       51,912
  Other                                                           6,283
                                                            -----------

      Total expenses                                            162,203

LOSS BEFORE INCOME TAX BENEFIT                                 (162,203)

INCOME TAX BENEFIT                                                -
------------------                                          ------------

NET LOSS                                                      $(162,203)
                                                            =============

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                      FOR THE PERIOD FROM OCTOBER 28, 1997
                    (DATE OF INCEPTION) TO DECEMBER 31, 1997


                                          Common
                                           Stock      Surplus      Deficit
                                           -----      -------      -------

BALANCES AT OCTOBER 28, 1997            $     -     $     -      $     -


      Net loss                                -           -         (162,203)
                                        ---------  -------------  --------------


BALANCES AT DECEMBER 31, 1997            $    -     $    -        $(162,203)
                                         =========  =============  =============

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                      FOR THE PERIOD FROM OCTOBER 28, 1997
                    (DATE OF INCEPTION) TO DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                        $(162,203)
  Adjustments to reconcile net loss to net
    cash used by operating activities:
    Depreciation                                                        348
    Increase in accounts payable and accrued expenses                43,249

         Net cash used in operating activities                     (118,606)
                                                                 ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of equipment                                           (4,180)
                                                                 ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in payable to organizers                                 130,000
                                                                 ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             7,214

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                                 -
                                                                 ----------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                                   $   7,214
                                                                  =========

Supplemental cash flows information:

  Interest payments                                               $      -
                                                                  =========

  Income tax payments                                             $      -
                                                                  =========

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS

     Eagle Bancorp, Inc. was incorporated on October 28, 1997 under the laws of the State of Maryland to operate as a bank holding company. It is intended that the Company will purchase all the shares of common stock to be issued by EagleBank (the "Bank"). An application to organize the Bank was filed with the Maryland Department of Financial Regulation on December 5, 1997. The Bank has not commenced operations and will not do so unless the public offering of stock by the Company is completed and the Bank meets the conditions of the Maryland Department of Financial Regulation to receive its charter authorizing it to commence operations as a commercial bank, and has obtained the approval of the FDIC to insure its deposit accounts.

2.   DEVELOPMENT STAGE COMPANY

     The Company is currently devoting substantially all of its efforts establishing a new banking business and raising capital, accordingly, the Company meets the criteria defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

3.   NEW ACCOUNTING PRONOUNCEMENTS

     Effective for periods ending after December 15, 1997, SFAS No. 128, "Earnings Per Share," is applicable for computing and presenting earnings per share (EPS) for entities, with publicly held common stock or potential common stock. This statement simplifies the standards for computing EPS, making them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This accounting pronouncement shall apply to the Company when and if common stock of the Company is issued. As of December 31, 1997, the Company had no shares of common stock outstanding.

     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, was issued in June 1997. This statement establishes standards for disclosing comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from nonowner sources. Comprehensive income includes net income which is adjusted for items such as unrealized gains and losses on certain investment securities and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. For the period from October 28, 1997 (date of inception) through December 31, 1997 the Company had no components of other comprehensive income.

     Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, was issued in June 1997. This statement establishes standards for disclosing information about operating segments in financial statements. Operating segments are components of a business about which separate financial information is available that is evaluated by management in deciding how to allocate resources and in assessing performance. Management has not determined yet whether additional disclosure will be necessary under the requirements of SFAS No. 131. For year-end disclosure, this statement is effective for fiscal years beginning after December 15, 1997. Interim reporting disclosures would not be required in the first year of adoption, but would begin the first quarter immediately after the first year of providing year-end disclosures. For interim reporting, the preceding year's interim information must be presented on a comparative basis.

4.   CASH AND CASH EQUIVALENTS

     The Company defines cash and cash equivalents as cash on hand and short-term investments with original maturities of less than 90 days.

5.   PAYABLE TO ORGANIZERS

     Organizers of the Company have advanced an aggregate of $130,000 to pay certain organization expenses (principally legal fees, filing fees and salaries). These advances are to be repaid with interest at the prime rate from the proceeds of the common stock offering at the time the Company opens for business. One organizer has obtained a line of credit in the amount of $350,000 for the purpose of funding additional expenses of the Company through additional organizer advances. Organization expenses will be expensed as incurred.

6.   INCOME TAXES

     The Company uses the liability method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred-tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences reverse. Deferred income taxes will be recognized when it is deemed more likely than not that the benefits of such deferred income taxes will be realized, accordingly, no deferred income taxes or income tax benefits have been recorded by the Company.

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                 MARCH 31, 1998
                                   (UNAUDITED)

                                     ASSETS

Cash and cash equivalents                                          $10,111,309

Leasehold improvements                                                  24,140

Equipment - net                                                          3,484

Deposits                                                                23,750

      TOTAL ASSETS                                                 $10,162,683

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES:

  Accounts payable and accrued expenses                          $      25,941
  Common stock subscription funds                                    9,934,300
  Payable to organizers                                                470,000
                                                                 -------------

      Total liabilities                                             10,430,241

STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par, 5,000,000 shares
    authorized, no shares issued and outstanding                         -
  Preferred stock, $.01 par, 1,000,000 shares
    authorized, no shares issued and outstanding                         -
  Surplus                                                                -
  Deficit                                                             (267,558)
                                                                 -------------

      Total stockholders' deficit                                     (267,558)

      TOTAL LIABILITIES AND STOCKHOLDERS'

        DEFICIT                                                    $10,162,683
                                                                   ===========

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)

REVENUES - Interest income                                     $   23,446
                                                               ----------
EXPENSES:

  Depreciation                                                        348
  Filing fees                                                       1,356
  Interest                                                          5,082
  Legal                                                            13,888
  Accounting                                                        2,000
  Payroll taxes and employee benefits                               6,068
  Salaries                                                         66,696
  Other                                                            33,363
                                                              -----------

      Total expenses                                              128,801

LOSS BEFORE INCOME TAX BENEFIT                                   (105,355)

INCOME TAX BENEFIT                                                  -

NET LOSS                                                        $(105,355)
                                                                =========

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)

                                     Common
                                     Stock             Surplus       Deficit

BALANCES AT JANUARY 1, 1998       $     -            $     -         $(162,203)



      Net loss                          -                  -          (105,355)
                                  -----------       ------------      ----------



BALANCES AT MARCH 31, 1998         $    -             $    -         $(267,558)
                                   ===========      ============     ===========

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                       $  (105,355)
  Adjustments to reconcile net loss to net cash used by operating activities:

    Depreciation                                                         348
    Decrease in accounts payable
      and accrued expenses                                           (17,308)
                                                                ------------
         Net cash used in operating activities                      (122,315)
                                                                ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in leasehold improvements                                 (24,140)
  Increase in deposits                                               (23,750)
                                                                ------------
         Net cash used in investing activities                       (47,890)
                                                                ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in payable to organizers                                  340,000
  Increase in common stock subscription funds                      9,934,300
                                                                ------------
         Net cash provided by financing activities                10,274,300
                                                                ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                         10,104,095

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                                  7,214
                                                                ------------
CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                                  $10,111,309
                                                                ------------
Supplemental cash flows information:

  Interest payments                                             $          -
                                                                ============

  Income tax payments                                           $          -
                                                                ============
                                      F-11

                               EAGLE BANCORP, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     General - The financial statements of Eagle Bancorp, Inc. (the Company) included herein are unaudited; however, they reflect all adjustments consisting only of normal recurring accruals that, in the opinion of Management, are necessary to present fairly the results for the periods presented. Certain information and note disclosures normally included in financial statements prepared in accordance with Generally Accepted Accounting Principles have been condensed or omitted. The Company believes that the disclosures are adequate to make the information presented not misleading. The results of operations for the three months ended March 31, 1998, are not necessarily indicative of the results of operations to be expected for the remainder of the year. It is suggested that these financial statements be read in conjunction with the prospectus dated February 9, 1998.

2.   NATURE OF BUSINESS

     Eagle Bancorp, Inc. was incorporated on October 28, 1997 under the laws of the State of Maryland to operate as a bank holding company. It is intended that the Company will purchase all the shares of common stock to be issued by EagleBank (the "Bank"). An application to organize the Bank was filed with the Maryland Department of Financial Regulation on December 5, 1997. The Bank has not commenced operations and will not do so unless the public offering of stock by the Company is completed and the Bank meets the conditions of the Maryland Department of Financial Regulation to receive its charter authorizing it to commence operations as a commercial bank, and has obtained the approval of the FDIC to insure its deposit accounts.

3.   DEVELOPMENT STAGE COMPANY

     The Company is currently devoting substantially all of its efforts establishing a new banking business and raising capital, accordingly, the Company meets the criteria defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

4.   NEW ACCOUNTING PRONOUNCEMENTS

     Effective for periods ending after December 15, 1997, SFAS No. 128, "Earnings Per Share," is applicable for computing and presenting earnings per share (EPS) for entities, with publicly held common stock or potential common stock. This statement simplifies the standards for computing EPS, making them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This accounting pronouncement shall apply to the Company when and if common stock of the Company is issued. As of March 31, 1998, the Company had no shares of common stock outstanding.

     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, was issued in June 1997. This statement establishes standards for disclosing comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from nonowner sources. Comprehensive income includes net income which is adjusted for items such as unrealized gains and losses on certain investment securities and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. For the period from October 28, 1997 (date of inception) through March 31, 1998 the Company had no components of other comprehensive income.

     Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, was issued in June 1997. This statement establishes standards for disclosing information about operating segments in financial statements. Operating segments are components of a business about which separate financial information is available that is evaluated by management in deciding how to allocate resources and in assessing performance. Management has not determined yet whether additional disclosure will be necessary under the requirements of SFAS No. 131. For year-end disclosure, this statement is effective for fiscal years beginning after December 15, 1997. Interim reporting disclosures would not be required in the first year of adoption, but would begin the first quarter immediately after the first year of providing year-end disclosures. For interim reporting, the preceding year's interim information must be presented on a comparative basis.

5.   CASH AND CASH EQUIVALENTS

     The Company defines cash and cash equivalents as cash on hand and short-term investments with original maturities of less than 90 days.

6.   COMMON STOCK SUBSCRIPTION FUNDS

     As a result of the Company's prospectus dated February 9, 1998, the Company, through an escrow agent, has been receiving subscriptions for the Company's common stock. These funds are invested in U.S. Treasury bills and repurchase agreements. If the Company or the Bank does not receive all necessary regulatory approvals, the subscription funds will be returned to the investors.

7.   PAYABLE TO ORGANIZERS

     Organizers of the Company have advanced an aggregate of $470,000 to pay certain organization expenses (principally legal fees, filing fees and salaries). These advances are to be repaid with interest at the prime rate from the proceeds of the common stock offering at the time the Company opens for business. One organizer has obtained a line of credit in the amount of $350,000 for the purpose of funding additional expenses of the Company through additional organizer advances. Organization expenses will be expensed as incurred.

8.   INCOME TAXES

     The Company uses the liability method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred-tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences reverse. Deferred income taxes will be recognized when it is deemed more likely than not that the benefits of such deferred income taxes will be realized, accordingly, no deferred income taxes or income tax benefits have been recorded by the Company.